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EXHIBIT 5

        FREDRIKSON & BYRON, P.A.
900 Second Avenue South, Suite 1100
Minneapolis, Minnesota 55402

Telephone: (612) 347-7000
Facsimile: (612) 347-7077

July 22, 2002

Lightning Rod Software, Inc.
5720 Smetana Drive, Suite 300
Minnetonka, Minnesota 55343

  Re:
  Registration Statement on Form S-8

Ladies/Gentlemen:

        We are acting as corporate counsel to Lightning Rod Software, Inc. (the "Company") in connection with the original registration by the Company on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act") of 1,400,000 shares (the "Shares") of Common Stock issuable pursuant Nonqualified Stock Option Agreements dated December 17, 2001 (the "Agreements").

        In acting as such counsel and for the purpose of rendering this opinion, we have reviewed copies of the following, as presented to us by the Company:

  1.
  The Company's Certificate of Incorporation, as amended.

  2.
  The Company's Bylaws, as amended.

  3.
  Certain corporate resolutions adopted by the Board of Directors of the Company pertaining to the execution and delivery of the Agreements.

  4.
  The Agreements.

  5.
  The Registration Statement.

        Based on, and subject to, the foregoing and upon representations and information provided by the Company or its officers or directors, it is our opinion as of this date that:

  1.
  The Shares are validly authorized by the Company's Certificate of Incorporation, as amended.

  2.
  Upon issuance and delivery of the Shares against receipt by the Company of the consideration for the Shares pursuant to the terms of the Agreements, the Shares will be validly issued, fully paid and nonassessable.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,
FREDRIKSON & BYRON, P.A.
By:	/s/ DAVID C. GRORUD David C. Grorud

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  EXHIBIT 5